Exhibit (h)(4)

AMENDMENT TO

TRANSFER AGENCY SERVICES AGREEMENT

This AMENDMENT (“Amendment”) is effective September 1, 2016 (the “Amendment Effective Date”), between SALIENT MF TRUST (the “Fund”) and FIS Investor Services LLC (“FIS”), assignee of Citi Fund Services Ohio, Inc.(“Citi”), to the Transfer Agency Services Agreement dated 2015 April 1, between the Fund and Citi (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

WHEREAS, FIS and the Fund wish to enter into this Amendment to the Agreement to revise the Fund Services Fees; and

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Fund and FIS hereby agree as follows:

1.	Amendments.

a.	All reference in the Agreement to “Citi” shall mean “FIS”.

b.	Fees.

i.	Funds. Schedule A to the Agreement is hereby deleted in its entirety and replaced by the new Schedule A attached hereto.

2.	Representations and Warranties.

a.	The Fund represents (i) that it has full power and authority to enter into this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the fund (the “Board”) and (iii) that the Board has approved this Amendment.

b.	FIS represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment), shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and arc not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

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Exhibit (h)(4)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Effective Date.

FIS INVESTOR SERVICES LLC	SALIENT MF TRUST

Signature: /s/ Fred Naddoff	Signature: /s/ Robert S. Naka

Print Name: Fred Naddoff	Print Name: Robert S. Naka

Print Title: Chief Operating Officer	Print Title: Vice President

Date Signed: September 1, 2016	Date Signed: August 30, 2016

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Exhibit (h)(4)

Schedule A

TO THE TRANSFER AGENCY SERVICES AGREEMENT

FIS Investor Services LLC

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